Registration No. 333-231919
As filed with the Securities and Exchange Commission on October 23, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Seneca Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Federal	82-3128044
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

35 Oswego Street
Baldwinsville, New York 13027
(Address of Principal Executive Offices) Seneca Financial Corp. 2019 Equity Incentive Plan
(Full Title of the Plan)
Copies to:
Joseph G. Vitale	Benjamin M. Azoff, Esq.
President and Chief Executive Officer	Jeffrey M. Cardone, Esq.
Seneca Financial Corp.	Luse Gorman, PC
35 Oswego Street	5335 Wisconsin Ave., N.W., Suite 780
Baldwinsville, New York 13027	Washington, DC 20015-2035
(315) 638-0233	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (“Registration Statement”) filed with the Securities and Exchange Commission on June 3, 2019 by Seneca Financial Corp., a federal corporation (the “Registrant”).

Registration Statement on Form S-8, File No. 333-231919, registering 135,753 shares of Seneca Financial Corp. common stock, par value $0.01 per share, all for issuance under the Seneca Financial Corp. 2019 Equity Incentive Plan.

The Registrant intends to terminate and suspend all reporting obligations with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Baldwinsville, State of New York, on this 23rd day of October, 2020.
SENECA FINANCIAL CORP.
By:/s/ Joseph G. Vitale
Joseph G. Vitale
President and Chief Executive Officer
(Duly Authorized Representative)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.